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                                                                      EXHIBIT 15

August 27, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated May 9, 2003, except as to Note 1, which is as of August 18, 2003, and August 18, 2003 on our reviews of interim financial information of FirstEnergy Corp. as of and for the three-month periods ended March 31, 2003 and 2002 and for the three-month and six-month periods ended June 30, 2003 and 2002, respectively, and included in the Company's quarterly report on Form 10-Q/A for the quarter ended March 31, 2003 and the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2003, respectively, are incorporated by reference in its Registration Statement dated August 27, 2003.

Very truly yours,

PricewaterhouseCoopers LLP